UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2007

LITTLE SIOUX CORN PROCESSORS, L.L.C.

(Exact name of small business issuer as specified in its charter)

Iowa	0001229899	42-1510421
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4808 F Ave. Marcus, IA 51035
(Address of principal executive offices)

(712) 376-2800
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Amended and Restated Construction Loan Agreement between LSCP, LLLP and First National Bank of Omaha, N.A.

Registrant is the general partner of LSCP, LLLP. As general partner, Registrant manages the business and day-to-day operations of LSCP, LLLP, and Registrant currently owns a 60.15% ownership interest in LSCP, LLLP. Together, Registrant and LSCP, LLLP are referred to as “we” or “us.”

On July 5, 2007, we borrowed $10,021,661 from First National Bank of Omaha, N.A. (“FNBO”), pursuant to an Amended and Restated Construction Loan Agreement, dated April 5, 2007 (the “Amended Agreement”). Pursuant to the Amended Agreement, FNBO has agreed to loan us up to $73,000,000 (the “Construction Loan”) to be used for expanding our ethanol plant. We used the proceeds of the Construction Loan in connection with the expansion of our ethanol plant to a 92 million gallon per year facility.

During the construction period, interest on the Construction Loan will be payable on a quarterly basis on the outstanding principal amount at a variable rate equal to the 1 month LIBOR Rate, in effect from time to time, plus (a) 310 basis points prior to acceleration or maturity, and (b) an additional 600 basis points after maturity, whether by acceleration or otherwise. On the Construction Loan Termination Date, the Construction Loan will be converted into a term loan.

As of July 6, 2007, we had outstanding borrowings of $20,263,807 under the Construction Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLE SIOUX CORN PROCESSORS, L.L.C.

Dated: July 6, 2007	By:	/s/ Gary Grotjohn
Gary Grotjohn, Chief Financial Officer